Exhibit 99.1

Polymer Solutions Announces Signing of Letter of Intent

CHICO, CA, Aug. 7, 2003... Polymer Solutions, Inc., (OTC BB: PYSU; TSX Venture: PYM), a leading producer of environmentally-friendly paints, coatings and adhesives, today announced that it has entered into a letter of intent with Chemcraft Holdings Inc., a North Carolina corporation, pursuant to which Chemcraft would acquire 100% of the issued and outstanding stock of Polymer Solutions.

Pursuant to the letter of intent, it is currently contemplated that if the transaction is consummated, the existing shareholders and option holders of Polymer Solutions will receive cash in exchange for their Polymer Solutions securities. In connection with the signing of the letter of intent, Polymer Solutions has agreed that until the closing of the transaction or such time as negotiations have been terminated (either by Chemcraft unilaterally or by both parties mutually), it will not commence or continue any discussions relating to, or solicit any proposal regarding, the acquisition of Polymer Solutions, except as otherwise may be required by the Board of Directors of Polymer Solutions to fulfill its fiduciary duties. In the event that Polymer Solutions enters into a transaction with a party other than Chemcraft, Polymer Solutions may, under certain circumstances, be required to pay Chemcraft a termination fee of $250,000. Polymer Solutions has also agreed to conduct its business in the ordinary course until the earlier of the closing of the transaction or the termination of the letter of intent.

The transaction is subject to a number of conditions, including, without limitation, the completion of a definitive agreement, finalizing due diligence, regulatory approvals, approval by each company’s respective boards of directors and approval by the Polymer Solutions shareholders. As such, there can be no assurance that Polymer Solutions will enter into a definitive agreement with Chemcraft or that the transaction will be consummated. Readers are cautioned against placing undue reliance on the consummation of any transaction. This announcement shall not be deemed to be a recommendation or solicitation by Polymer Solutions with respect to the transaction.

Polymer Solutions, Inc. (PSI) addresses the North American coatings market by producing environmentally friendly water-based and low VOC (volatile organic compounds) solvent-based paints, wood coatings, stains, sealers, primers and top coats for wood furniture manufacturers and wood products companies. PSI, with polymer science at its core, has developed proprietary, low VOC products compatible with the indoor and outdoor environment for industrial and retail markets. PSI also produces and markets water-based and low solvent-based industrial adhesives and a line of glass, metal and concrete coatings.

Chemcraft is a North American leader in the supply of unique, high performance and environmental friendly industrial coatings.

Contact:
Charles (Chuck) Tait
Polymer Solutions, Inc.
(604) 514-6559 or 800-377-8323
info@polysolutions.com

Statements in this news release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. Risk factors include general economic and industry conditions, effects of leverage, environmental matters, technological developments, product pricing, raw material cost changes, and international operations, among others, which are set forth in the Company’s SEC filings.

No Stock Exchange on which the Company’s securities are listed has reviewed or approved this news release